Exhibit 3.3

Certificate of Registration on Change of Name

This is to certify that

ATCOR MEDICAL HOLDINGS LIMITED

Australian Company Number 113 252 234

did on the twenty-ninth day of May 2018 change its name to

CARDIEX LIMITED

Australian Company Number 113 252 234

The company is a public company.

The company is limited by shares.

The company is registered under the Corporations Act 2001 and is taken to be registered in Victoria and the date of commencement of registration is the seventh day of March, 2005.

Issued by the
Australian Securities and Investments Commission
on this twenty-ninth day of May 2018.

/s/ James Shipton
James Shipton
Chair